As filed with the Securities and Exchange Commission on October 29, 2024

Registration No. 333-275248

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3

Registration Statement

under

The Securities Act of 1933

Edison International	California	95-4137452
(Exact name of registrant as specified in its charter)	(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2244 Walnut Grove Avenue

Rosemead, California 91770

626-302-2222

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kathleen Brennan de Jesus

Senior Attorney

2244 Walnut Grove Avenue (P.O. Box 800)

Rosemead, California 91770

626-302-3476

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate Date of Commencement of Proposed Sale to the Public: From time to time after the effective date of this registration statement as determined by market conditions.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box. ☒

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to general Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this form is a post-effective amendment to a registration statement filed pursuant to general Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

*

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer ☒	Accelerated Filer ☐	Emerging Growth Company ☐

Non-accelerated filer ☐	Smaller reporting company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.¨

Explanatory Note: This prospectus has been amended to provide updated fee and statement information only.

PROSPECTUS

EDISON INTERNATIONAL

Dividend Reinvestment and Direct Stock Purchase Plan

Our Dividend Reinvestment and Direct Stock Purchase Plan (the Plan) provides you an economical and convenient method of purchasing our Common Stock and reinvesting cash dividends in shares of our Common Stock. Current holders of record of our Common Stock may purchase additional shares of our Common Stock by reinvesting all or a portion of their cash dividends or by making optional cash investments. Persons who are not already shareholders may purchase Common Stock through the Plan by paying an enrollment fee and by making an initial minimum investment or by authorizing automatic minimum withdrawals from a bank account.

The Plan allows you to:

•	reinvest all or a portion of your dividend;

•	purchase our Common Stock through cash investments made by check or automatic withdrawals from a checking or savings account;

•	deposit all or a portion of your Common Stock certificates for credit to your Plan account;

•	purchase shares for the account of another person;

•	transfer shares to the existing account of another participant or to a newly-created account of a person not participating in the Plan;

•	sell shares held in the Plan; and

•	execute certain transactions online at shareowneronline.com or by telephone.

The Administrator of the Plan is Equiniti Trust Company, LLC (EQ Shareowner Services or Plan Administrator). Cash dividends and cash investments will be used to purchase shares of our Common Stock which, at our option, will be either newly issued by us or purchased by the Plan Administrator on behalf of Plan participants in the open market. To the extent required by applicable law in certain jurisdictions, shares of Common Stock offered under the Plan to persons that do not own any shares of our Common Stock at the time, are offered through a broker.

Our Common Stock is listed on the New York Stock Exchange under the symbol “EIX.” The price of newly issued shares of Common Stock will be the average of the high and low sale prices of our Common Stock, as reported on the New York Stock Exchange Composite Tape, on the applicable investment date or, if the New York Stock Exchange is closed on the investment date, on the next trading day the New York Stock Exchange is open. The price of shares purchased in the open market will be the weighted average price at which the Plan Administrator acquires the shares.

This prospectus relates to shares of our Common Stock registered for purchase under the Plan. We suggest that you keep this prospectus for future reference.

There are significant risks associated with an investment in our securities. These risks are discussed in detail in the documents that are incorporated by reference in this prospectus. You should review those documents for a discussion of matters that investors in our securities should consider.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 29, 2024.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or the documents incorporated by reference in this prospectus is only accurate as of the date of those documents. Our business, financial condition and results of operations may have changed since those dates.

Unless the context otherwise requires, references in this prospectus to the “Company,” “we,” “us” and “our” refer to Edison International.

SUMMARY OF THE PLAN

The following summary description of the Plan is qualified by reference to the full text of the Plan which appears in this prospectus. The references in this summary to questions refer to the numbered questions and answers contained below in this prospectus under the heading “Description of the Dividend Reinvestment and Direct Stock Purchase Plan.”

Dividend Reinvestment. You may elect to reinvest cash dividends on all or some of your shares of Common Stock. The Plan Administrator will use the cash dividends, from the shares for which you elect reinvestment, to purchase shares of Common Stock that will be added to your Plan account (see Question 11). We will pay cash dividends to you by check or direct deposit on shares for which you do not select reinvestment.

Optional Cash Investments. After enrolling in the Plan, you may purchase shares of our Common Stock through the Plan in any amount from a minimum of $25 per investment to a maximum of $20,000 per month. You may make optional cash investments by authorizing automatic withdrawals from your bank account or by sending a check to the Plan Administrator at any time (see Question 12).

Initial Investment. If you are not already a shareholder of record, you may purchase Common Stock in the Plan for an enrollment fee of $15 plus the initial investment of at least $1,000 or authorizing automatic withdrawals from your bank account of at least $100 for a minimum of ten consecutive transactions (see Questions 8 and 12).

Enrollment. To enroll in the Plan, you must complete and sign an Account Authorization Form and return it to the Plan Administrator or you can establish online access at shareowneronline.com to enroll (see Question 7). You will be charged a $15 enrollment fee.

Price of Shares Purchased Under the Plan. The price of shares of Common Stock purchased under the Plan will depend on whether the shares are purchased directly from us or on the open market. If the shares are purchased on the open market, the price will be the weighted average price at which the Plan Administrator acquires the shares. If the shares are purchased directly from us, the price of the shares will be the average of the high and low sale prices for all trades of our Common Stock on the New York Stock Exchange on the applicable investment date. (see Question 16).

Frequency of Purchases for Dividend Reinvestment. The Plan Administrator expects to reinvest cash dividends on the applicable dividend payment date or, if the dividend payment date is not a trading day, the next trading day following the dividend payment date (see Question 17).

Frequency of Purchases for Optional Cash Investments. The Plan Administrator expects to invest initial and optional cash investments generally within five (5) trading days from receipt of your investment amount or, if not a trading day, the next trading day (see Question 17).

Share Transfers and Gifts. You may transfer shares from your Plan account to another person or purchase shares for others as a gift (see Questions 20 and 21).

Selling Shares. You may request the Plan Administrator to sell some or all of the shares held in your Plan account. You will be charged certain transaction costs such as a service fee and broker’s commission (see Questions 22 and 23).

Safekeeping. You may deposit Common Stock certificates with the Plan Administrator for safekeeping (see Question 31).

FORWARD-LOOKING STATEMENTS

This prospectus and the additional information described under the heading “Where You Can Find More Information” may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of our management, relying on information currently available to our management. When we use words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “should,” or similar expressions, we are making forward-looking statements. Forward-looking statements include the information concerning possible or assumed future results of operations set forth under the headings “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” or similar headings in our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as information in our Current Reports on Form 8-K, incorporated by reference into this prospectus.

Forward-looking statements are not guarantees of performance. Our future results and shareholder value may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and value are beyond our ability to control or predict. These statements are necessarily based upon various assumptions involving judgments about the future. Factors which may cause results to differ are discussed in detail in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We caution you not to put undue reliance on any forward-looking statements. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

ABOUT EDISON INTERNATIONAL

Edison International was incorporated on April 20, 1987, under the laws of the State of California. Edison International is engaged in the business of holding, for investment, the common stock of its subsidiaries. Edison International is the parent company of Southern California Edison Company, one of the nation’s largest regulated electric utilities.

The principal executive office of Edison International is located at 2244 Walnut Grove Avenue, Rosemead, California 91770, and the telephone number is (626) 302-2222.

USE OF PROCEEDS

We will receive no proceeds from open market purchases of our Common Stock by the Plan Administrator for participants under the Plan. We will receive proceeds from the sale by us of newly issued shares of our Common Stock to the Plan Administrator for participants under the Plan. However, we have no basis for estimating either the number of shares or prices of newly issued Common Stock that we may sell pursuant to the Plan. We expect to use any net proceeds for general corporate purposes.

DESCRIPTION OF THE DIVIDEND REINVESTMENT AND DIRECT STOCK PURCHASE PLAN

The following question and answer statements constitute the full provisions of the Plan.

Purpose

1.	What is the purpose of the Plan?

The purpose of the Plan is to provide participants with an economical and convenient method of automatically investing all or a portion of their cash dividends and making optional cash investments to purchase shares of our Common Stock. When we direct the Plan Administrator to purchase Common Stock directly from us, the Plan provides us with a cost-efficient way to raise additional capital.

Advantages

2.	What are some of the advantages of participating in the Plan?

•	You have an economical and convenient method of automatically investing all or a portion of your cash dividends and making optional cash investments to purchase shares of our Common Stock.

•	You may deposit all of your certificates of Common Stock with the Plan Administrator for safekeeping and credit to your Plan account.

•

The price of shares of newly issued Common Stock purchased with reinvested dividends or optional cash payments will be 100 percent of the average market price, determined as set forth in the answer to Question 16.

•	Full investment of funds, net of fees, is possible under the Plan because the Plan permits fractions of shares, as well as full shares, to be credited to your account.

•	Since the Plan Administrator holds shares in your account in book-entry form, you will avoid the cost and risk associated with the storage, loss, theft or destruction of stock certificates.

•

Annual statements of account provide simplified record keeping. You may elect to have your statements and other information sent to you automatically by initiating eDelivery through shareowneronline.com.

•	You may execute certain transactions online at shareowneronline.com or over the telephone.

Disadvantages

3.	What are some of the disadvantages of participating in the Plan?

•

You will not be able to precisely time your purchases through the Plan and will bear the market risk associated with the fluctuations in the price of the Common Stock pending the investment of funds under the Plan (see Question 17).

•

You will not be able to precisely time your sales of shares through the Plan and will bear the market risk associated with the fluctuations in the price of the Common Stock pending the sale of shares under the Plan (see Question 22).

•	You will not earn interest on funds held by the Plan Administrator pending their investment (see Question 17).

•	You may not pledge the shares credited to your Plan account until you withdraw the shares from the Plan.

•

The common stock is not insured by the FDIC or any other government agency, are not deposits or other obligations of, and are not guaranteed by, the Plan Administrator or the Company, and are subject to investment risks, including possible loss of principal amount invested. Common stock held in the Plan are not subject to protection under the Securities Investor Protection Act of 1970.

Administration

4.	Who administers the Plan?

The Plan Administrator, Equiniti Trust Company, LLC (“EQ Shareowner Services” or “EQ”), administers the Plan. The Plan Administrator is responsible for enrolling new participants in the Plan, reinvesting dividends, processing optional cash investments, processing share sale requests, depositing and safekeeping Plan shares, and issuing account statements. You may obtain information about the Plan, the Plan Administrator or your Plan account by contacting the Plan Administrator online at shareowneronline.com, by telephone or in writing.

The Plan Administrator is also responsible for purchasing and selling shares of Common Stock for participants’ Plan accounts, including the selection of the broker through which Plan purchases and sales are made. We have no control over the times or prices at which the Plan Administrator effects transactions in the open market or the selection of the broker used by the Plan Administrator to effect open market transactions.

If EQ Shareowner Services or its successor ceases to serve as Plan Administrator, we will designate its successor.

Contact Information

Internet

shareowneronline.com

Available 24 hours a day, 7 days a week for access to your account information and answers for many common questions and general inquiries.

To register for online access:

If you are an existing registered shareowner:

1.	Go to shareowneronline.com

2.	Click Register then I want to register for online access

3.	Select Edison International and enter your EQ Account Number

4.	Select your Authentication* method

5.	Follow the steps to provide your information, create your secure profile, and access your online account

*	If you need your Authentication ID to continue, select Authentication ID and Please send my Authentication ID, then click Send ID. For security, this number is required for first time sign on.

If you are a new investor:

1.	Go to shareowneronline.com

2.	Select Register then I want to invest in a Company

3.	Select Edison International

4.	Select Invest in this company and follow the instructions to buy shares

Email

Login to your account at shareowneronline.com and select Contact Us.

Telephone

1-800-347-8625 Toll-Free

651-450-4064 outside the United States

Customer Care Specialists are available Monday through Friday, from 7:00 a.m. to 7:00 p.m. Central Time.

You may also access your account information 24 hours a day, 7 days a week using our automated voice response system.

Written correspondence and deposit of certificated shares*:

EQ Shareowner Services

P.O. Box 64856

St. Paul, MN 55164-0856

Certified and overnight delivery

EQ Shareowner Services

1110 Centre Pointe Curve, Suite 101

Mendota Heights, MN 55120-4100

*	If sending in a certificate for deposit, see Certificate Deposit information.

When communicating with the Plan Administrator about an existing account, you should provide your account number and a daytime telephone number. Please be sure to refer to “Edison International.”

Eligibility for Participation

5.	Who is eligible to participate in the Plan?

Any interested investor, whether or not an existing shareholder of record of our Common Stock, is eligible to participate in the Plan.

Under certain circumstances, the acquisition of shares through the Plan and any sale of shares by directors and executive officers of Edison International, or by immediate family members or trusts of such directors and officers, may be subject to Section 16 of the Securities Exchange Act of 1934, as amended, and the rules of the Securities and Exchange Commission. Such persons should consult with their own legal advisors concerning potential liabilities and reporting obligations under Section 16.

Regulations in certain countries may limit or prohibit participation in the Plan. Accordingly, persons residing outside the United States who wish to participate in the Plan should first determine whether they are subject to any governmental regulation prohibiting their participation.

Account Forms

6.	What forms do I use to enroll in the Plan, request transactions or make changes to my Plan account?

You should obtain the proper form as described below and return it to the Plan Administrator. You may obtain these account forms online at shareowneronline.com or by contacting the Plan Administrator by telephone (see Question 4).

Account Authorization Form. An Account Authorization Form is used to enroll in the Plan, change your address of record, select or change a dividend reinvestment option and, if you choose, to authorize, change or terminate your automatic withdrawals or authorize automated account access.

Transaction Request Form. A Transaction Request Form is used to establish, change or terminate automatic withdrawals, make optional cash investments, sell Plan shares, deposit share certificates or terminate participation in the Plan. A Transaction Request Form is attached to each account statement mailed to participants.

You may conduct certain transactions online at shareowneronline.com or by telephone without using these account forms (see Questions 24 and 25).

Enrollment

7.	How do I enroll in the Plan?

You may enroll in the Plan online or by completing an Account Authorization Form and returning it to the Plan Administrator.

Online. You may enroll online at shareowneronline.com. At the time of establishing online account access, you will be required to provide certain information such as: your shareholder account number, company name (Edison International) and your email address in order to complete the enrollment process. After establishing online account access, you will be able to view your account and conduct certain transactions (see Questions 25 and 26).

Mail. You may also enroll by completing an Account Authorization Form and returning it to the Plan Administrator at the address set forth in Question 4. You may obtain an Account Authorization Form at any time by going online at shareowneronline.com or by contacting the Plan Administrator (see Contact Information).

In addition to the enrollment procedures described above, interested investors who are not already shareholders of record must make an initial investment as set forth in Question 8.

Note: Regulations in certain countries may limit or prohibit participation in this type of Plan. Accordingly, persons residing outside the United States who wish to participate in the Plan should first determine whether they are subject to any governmental regulation prohibiting their participation.

8.	Are there any additional enrollment requirements for investors that are not already shareholders?

If you are not already a shareholder of record, you must also pay an enrollment fee of $15 plus make an initial investment of at least $1,000 or authorize automatic withdrawals from your bank account of at least $100 for a minimum of ten consecutive transactions.

9.	How do I participate if my shares are held for me in the name of my bank or broker?

Beneficial owners whose shares are registered in names other than their own (for example, in the name of a broker, bank nominee or trustee) may participate in the Plan by one of the following three ways.

Beneficial owners may participate by having at least one of their shares registered in their own names.

Beneficial owners may arrange for participation with the broker or fiduciary institution in whose name the stock is registered without having to transfer any shares into their own names, if the broker or fiduciary institution agrees to provide such a service. In this case, it is the broker or fiduciary institution that becomes a participant in the Plan.

Beneficial owners may enroll in the Plan by completing an Account Authorization Form and making the initial investment that is required for investors who are not already shareholders plus paying an enrollment fee of $15 (see Question 8).

When to Join the Plan

10.	When may I join the Plan?

You may join the Plan at any time. If you are a shareholder of record and the Account Authorization Form is received by the Plan Administrator before the record date for the payment of a dividend, then all or a portion of the dividend will be used to purchase additional shares of Common Stock for you. If the Account Authorization Form is received after the record date for a dividend, the reinvestment of dividends will not start until payment of the next dividend. Dividend payment dates for Common Stock dividends will generally be January 31, April 30, July 31 and October 31. Subject to our board of directors’ determination, record dates will usually be the last business day of the month preceding the month of payment.

Dividend Reinvestment

11.	How does dividend reinvestment work?

You will need to select one of two dividend reinvestment options offered through the Plan when you enroll. Your selection will apply to shares held in your Plan account and shares registered in your name. You may change your selection at any time by following the instructions in Question 13.

Your dividend reinvestment options are as follows:

•

Full Dividend Reinvestment. All cash dividends payable on shares held in the Plan, along with any shares held in physical certificate form or through book-entry Direct Registration Shares (“DRS”), will be used to purchase additional shares. The participant will not receive cash dividends from Edison International; instead, all dividends will be reinvested. Whole and fractional shares will be allocated to the Plan account. (RD)

•

Partial Dividend Reinvestment. A participant may elect to reinvest a portion of the dividend and receive the remainder in cash. The percentage elected will be applied to the total shares held in the Plan, along with any shares held in physical certificate form or held through book-entry DRS. A participant may elect percentages from 10%-90%, in increments of 10%. The cash portion of dividends will be sent by check unless the participant has elected to have those dividends deposited directly to a designated bank account. (RX-N)

An example of partial reinvestment by percentage: A participant has a total of 150 shares; 120 shares are held in the Plan, 15 in physical certificate form and 15 shares in book-entry DRS. The participant chooses to have 50% of the total dividend reinvested. This will equate to 75 shares having dividends reinvested and 75 shares having dividends paid in cash.

•

Direct Deposit of Dividends. You can have your cash dividends not being reinvested transferred directly to your bank for deposit. For electronic direct deposit of dividends funds, contact the Plan Administrator to request a Direct Deposit of Dividends Authorization Form, complete and return to the Plan Administrator. Be sure to include a voided check for checking accounts or savings deposit slip for savings accounts. If your stock is jointly owned, all owners must sign the form.

Regardless of your choice of dividend reinvestment option, you may make optional cash investments at any time. You may not elect to reinvest less than 10% of the cash dividends in shares of Common Stock.

Optional Cash Investments

12.	How do I make optional cash investments?

You can make additional cash investments in the Edison International Plan at any time by check or by authorizing one-time or recurring automatic bank withdrawals from a U.S. or Canadian financial institution. The dollars you invest (less any applicable fees) will go towards purchasing whole and fractional shares (see Investment Summary and Fees, Minimum and Maximum Cash Investments).

Check—To make an investment by check, complete and return a Transaction Request Form (attached to your account statement) together with your payment. The check must be made payable to “EQ Shareowner Services” in U.S. dollars.

One-time automatic withdrawal—You can make a one-time automatic withdrawal from a designated checking or savings account at a qualified financial institution by signing on to shareowneronline.com.

Recurring automatic withdrawals - You can make regular investments with automatic withdrawals from a designated checking or savings account at a qualified financial institution. You can authorize automatic investments by signing on to shareowneronline.com.

Your check must be in U.S. dollars and drawn on a United States bank. If you live outside the United States, you should contact your bank to verify they may provide you with a check that clears through a United States bank and may print the dollar amount in U.S. funds. Due to the longer clearance period, we are unable to accept checks through a non-United States bank. Cash, money orders, traveler’s checks or third party checks are not accepted.

You may obtain a refund of any cash investment upon request received by the Plan Administrator on or before the second business day prior to the date on which it is to be invested. However, the Plan Administrator will not make any refunds until it has actually collected the funds from any check.

If any optional cash contribution, including payments by check or automatic withdrawal, is returned for any reason, the Plan Administrator will remove from the participant’s account any shares purchased upon prior credit of such funds, and will sell those shares. The Plan Administrator may sell other shares in the account to recover a $35 returned funds fee for each optional cash contribution returned unpaid for any reason and may sell additional shares as necessary to cover any market loss incurred by the Plan Administrator.

Automatic investments - A participant may setup a one-time, semi-monthly or monthly automatic withdrawal from a designated bank account. The request may be submitted online, by telephone or by sending an Account Authorization Form by mail. Requests are processed and become effective as promptly as administratively possible. Once the automatic withdrawal is initiated, funds will be debited from the participant’s designated bank account on or about the 7th and/or the 21st of each month and will be invested in Edison International common stock generally within five (5) trading days. Changes or a discontinuation of automatic withdrawals can be made online, by telephone or by using the Transaction Request Form attached to the participant’s statement. To be effective with respect to a particular investment date, a change request must be received by the Plan Administrator at least 15 trading days prior to the investment date.

If the investment day is in a week in which a cash dividend is paid, the investment day will be the dividend payment date or, if the dividend payment date is not a trading day, the next trading day following the dividend payment date.

You will not receive any confirmation of the transfer of funds other than as reflected in your Plan account statement and in your bank statement.

You will not earn interest on funds held by the Plan Administrator. During the period that an optional cash investment is pending, the collected funds in the possession of the Plan Administrator may be invested in certain

Permitted Investments. For purposes of this Plan, “Permitted Investments” shall mean the Plan Administrator may hold the funds uninvested or invested in select Wells Fargo deposit products. The risk of any loss from such Permitted Investments shall be the responsibility of the Plan Administrator. Investment income from such Permitted Investments shall be retained by the Plan Administrator.

Changing Your Investment Options

13.	May I change my investment options under the Plan?

You may change your investment options at any time online at shareowneronline.com, by contacting the Plan Administrator by telephone or completing and returning an Account Authorization Form (see Questions 24 and 25).

Source of Shares Offered

14.	What is the source of shares purchased under the Plan?

The Plan Administrator may acquire shares for participants under the Plan through:

•	purchases of newly issued shares of Common Stock from us, at our discretion,

•	purchase of shares of our Common Stock on the open market, or

•	a combination of the foregoing.

Number of Shares to be Purchased

15.	How many shares will be purchased for me?

The number of shares of Common Stock purchased for you will depend on the amount of cash dividends being reinvested, the amount of your optional cash investments, if any, and the purchase price per share for the applicable purchase date. Income tax withholding may be deducted from your cash dividend if you fail to give the Plan Administrator your social security number or if you are a foreign shareholder (see Question 29). Both whole and fractional shares will be purchased, with the latter computed to three decimal places. Shares purchased, including fractional shares, will be credited to your Plan account.

Price of Shares

16.	What will be the price of shares of Common Stock purchased under the Plan?

For shares of Common Stock purchased on the open market, the price of the shares will be the weighted average price at which the Plan Administrator acquires the shares.

If we elect to sell newly issued shares of Common Stock to the Plan Administrator, the price of the shares will be 100 % of the average of the high and low sale prices of our Common Stock on the New York Stock Exchange-Composite Transactions on the applicable investment date or, if the New York Stock Exchange is closed on the investment date, on the next trading day the New York Stock Exchange is open.

When are Shares Purchased

17.	When are shares purchased under the Plan?

The timing of purchases under the Plan depends on whether the Plan Administrator is reinvesting dividends or investing initial and optional cash investments.

Dividend Reinvestment. The Plan Administrator expects to reinvest cash dividends on the applicable dividend payment date or, if the dividend payment date is not a trading day, the next trading day following the dividend payment date.

Initial and Optional Cash Investments. The Plan Administrator expects to invest initial and optional cash investments generally within five (5) trading days from receipt of your investment amount or in any week in which a cash dividend is paid, the dividend payment date or, if the dividend payment date is not a trading day, the next trading day following the dividend payment date.

The Plan Administrator will invest Edison International dividend funds as soon as administratively possible and no later than 35 trading days, following the dividend payable date.

The Plan Administrator will not be liable for any claim arising out of failure to purchase stock on a certain date or at a specific price. You bear this risk by participating in the Plan. You will not earn interest on funds held by the Plan Administrator pending their investment in Common Stock.

How to Withdraw from the Plan

18.	When and how can I withdraw from the Plan?

You can terminate your participation in the Plan at any time by contacting the Plan Administrator. You can submit your request for termination by telephone or through the mail. For your convenience, a Transaction Request Form is attached to your statement. Complete the form by filling in the required fields and indicating your intention to terminate your participation in the Plan. Following termination, all future dividends will be paid to you in cash.

Retain shares—If you elect to keep your shares, the whole shares held in your Plan balance will be moved to book-entry DRS. Any fractional shares will be sold at the market price, and you will receive a check (less any fees) for the proceeds.

Sell shares—If you choose to sell all of your shares, your sale proceeds, less applicable taxes and transaction fees, will be remitted to you via check. Or you can choose to have them directly deposited into your bank account.

If you terminate your participation in the Plan but do not indicate your preference to retain or sell your shares, the Plan shares will be moved to book-entry DRS form until the Plan Administrator receives further instructions.

If your request to terminate from the Plan is received on or after a dividend record date, but before the dividend payment date, your termination will be processed as soon as administratively possible and a separate dividend check will be mailed to you. Future dividends will be paid in cash, unless you rejoin the Plan. Your written request for termination should be signed by the authorized signers as their names appear on their account statement.

The Plan Administrator must receive requests to terminate automatic withdrawals from a bank account at least 15 business days prior to the scheduled investment date to ensure your request is effective as to the next optional cash investment.

Upon termination of your participation in the Plan, the Plan Administrator will send you a statement representing the number of whole shares in your Plan account and a check, less any applicable brokerage commissions and service fees, for your fractional share interest. If you request, the Plan Administrator will sell some or all Plan shares on your behalf. After the settlement of the sale, the Plan Administrator will send you a check, less the applicable brokerage commissions and service fees. In every case, the participant’s interest in a fractional share will be settled in cash at the current market price.

If you are submitting a request to sell all or part of your Plan shares and requesting net proceeds to be automatically deposited to a bank checking or savings account, you must provide a voided blank check for a checking account or blank savings deposit slip for a savings account. If you are unable to provide a voided check or deposit slip, your written request must have your signature medallion guaranteed by an eligible financial institution for direct deposit. Requests for automatic deposit of sale proceeds that do not provide the required documentation will not be honored and a check for the net proceeds will be issued.

The Plan Administrator reserves the right to terminate participation in the Plan if a participant does not have at least one whole share in the Plan. Upon termination, the participant may receive the cash proceeds from the sale of any fractional share, less any transaction fee and brokerage commission.

Withdrawal of Shares

19.	May I withdraw shares from my Plan account?

If you wish to remain in the Plan but withdraw full shares, you may do so at any time by returning the Transaction Request Form attached to your account statement to the Plan Administrator or by contacting the Plan Administrator by telephone (see Question 24). Any remaining whole or fractional shares will remain in your Plan account. Your shares will be issued to you in book-entry form. A direct registration statement will be delivered to you reflecting any transactions processed in your account.

Withdrawal of your entire share balance from the Plan will be considered a termination. However, you may elect to re-enroll at any time by submitting a completed Account Authorization Form to the Plan Administrator.

Share Transfers and Gifts

20.	May I transfer Plan shares to another person?

You may transfer Plan shares to another person, subject to compliance with any applicable laws. To do this, you must complete and sign a Stock Power Form and return the completed executed Stock Power Form to the Plan Administrator. Your signature on the Stock Power Form must be medallion guaranteed by an eligible financial institution. You may obtain a Stock Power Form online at shareowneronline.com or by contacting the Plan Administrator by telephone.

To transfer shares to an existing account of a participant, you should provide the participant’s name and account number on the Stock Power Form. If the recipient is not already a participant in the Plan, you may instruct the Plan Administrator to open an account for the recipient. You may do this by submitting an Account Authorization Form and choosing a dividend reinvestment option for the recipient.

The Plan Administrator will use the following guidelines to execute share transfers when specific instructions are not provided on the Stock Power Form:

•	When transferring shares to a Plan participant, the Plan Administrator will transfer the shares to the participant’s existing account.

•	When transferring shares to a current shareholder not participating in the Plan, the Plan Administrator will issue shares in book-entry DRS form.

•

When transferring shares to a person who is not a current shareholder, the Plan Administrator will automatically open an account for the person and enroll them in the Plan. The Plan Administrator will select the “full dividend reinvestment” option for this account. The shareholder may change this dividend reinvestment option at any time (see Question 13).

21.	May I purchase shares for others?

You may purchase shares of Common Stock for others by making cash investments on their behalf. If the recipient is not already a participant in the Plan, you must have them complete an Account Authorization Form and return the completed form to the Plan Administrator together with a $15 enrollment fee plus either an initial investment of at least $1,000 or authorization for automatic withdrawals of at least $100 for a minimum of ten consecutive transactions. If the participant is already a participant in the Plan, you may submit a check of at least $25 with the recipient’s account number and name on it.

Sale of Shares

22.	How may I sell shares in my Plan account?

Sales are usually made through a broker, who will receive brokerage commissions. Typically, the shares are sold through the exchange on which the common shares of Edison International are traded. Depending on the number of Edison International shares to be sold and current trading volume, sale transactions may be completed in multiple transactions and over the course of more than one day. All sales are subject to market conditions, system availability, restrictions and other factors. The actual sale date, time or price received for any shares sold through the Plan cannot be guaranteed.

Participants may instruct the Plan Administrator to sell shares under the Plan through a Batch Order, Market Order, Day Limit Order, Good-‘Til-Date/Canceled Limit Order or Stop Order.

Batch Order (online, telephone, mail)—The Plan Administrator will combine each request to sell through the Plan with other Plan participant sale requests for a Batch Order. Shares are then periodically submitted in bulk to a broker for sale on the open market. Shares will be sold no later than five business days (except where deferral is necessary under state or federal regulations). Bulk sales may be executed in multiple transactions and over more than one day depending on the number of shares being sold and current trading volumes. Once entered, a Batch Order request cannot be canceled.

Market Order (online or telephone)—The participant’s request to sell shares in a Market Order will be at the prevailing market price when the trade is executed. If such an order is placed during market hours, the Plan Administrator will promptly submit the shares to a broker for sale on the open market. Once entered, a Market Order request cannot be canceled. Sales requests submitted near the close of the market may be executed on the next trading day, along with other requests received after market close.

Day Limit Order (online or telephone) - The participant’s request to sell shares in a Day Limit Order will be promptly submitted by the Plan Administrator to a broker. The broker will execute as a Market Order when and if the stock reaches, or exceeds the specified price on the day the order was placed (for orders placed outside of market hours, the next trading day). The order is automatically canceled if the price is not met by the end of that trading day. Depending on the number of shares being sold and current trading volumes, the order may only be partially filled and the remainder of the order canceled. Once entered, a Day Limit Order request cannot be canceled by the participant.

Good-‘Til-Date/Canceled (GTD/GTC) Limit Order (online or telephone)—A GTD/GTC Limit Order request will be promptly submitted by the Plan Administrator to a broker. The broker will execute as a Market Order when and if the stock reaches, or exceeds the specified price at any time while the order remains open (up to the date requested or 90 days for GTC). Depending on the number of shares being sold and current trading volumes, sales may be executed in multiple transactions and may be traded on more than one day. The order or any unexecuted portion will be automatically canceled if the price is not met by the end of the order period. The order may also be canceled by the applicable stock exchange or the participant.

Stop Order (online or telephone) - The Plan Administrator will promptly submit a participant’s request to sell shares in a Stop Order to a broker. A sale will be executed when the stock reaches a specified price, at which time the Stop Order becomes a Market Order and the sale will be at the prevailing market price when the trade is executed. The price specified in the order must be below the current market price (generally used to limit a market loss).

Sales proceeds will be net of any fees to be paid by the participant (see Question 33). The Plan Administrator will deduct any fees or applicable tax withholding from the sale proceeds. Sales processed on accounts without a valid Form W-9 for U.S. citizens or Form W-8BEN for non-U.S. citizens will be subject to Federal Backup Withholding. This tax can be avoided by furnishing the appropriate and valid form prior to the sale. Forms are available online at shareowneronline.com.

A check for the proceeds of the sale of shares (in U.S. dollars), less applicable taxes and fees, will generally be mailed by first class mail as soon as administratively possible after settlement date. If a participant submits a request to sell all or part of the Plan shares, and the participant requests net proceeds to be automatically deposited to a checking or savings account, the participant must provide a voided blank check for a checking account or blank savings deposit slip for a savings account. If the participant is unable to provide a voided check or deposit slip, the participant’s written request must have the participant’s signature(s) medallion guaranteed by an eligible financial institution for direct deposit. Requests for automatic deposit of sale proceeds that do not provide the required documentation will not be processed and a check for the net proceeds will be issued.

A participant who wishes to sell shares currently held in certificate form may send them in for deposit to the Plan Administrator and then proceed with the sale. To sell shares through a broker of their choice, the participant may request the broker to transfer shares electronically from the Plan account to their brokerage account.

Edison International’s share price may fluctuate between the time the sale request is received and the time the sale is completed on the open market. The Plan Administrator shall not be liable for any claim arising out of failure to sell on a certain date or at a specific price. Neither Edison International nor any of its affiliates will provide any investment recommendations or investment advice with respect to transactions made through the Plan. This risk should be evaluated by the participant and is a risk that is borne solely by the participant.

The Edison International Insider Trading Policy provides that the participant may not trade in Edison International’s common stock if in possession of material, non-public information about the company. Share sales by employees, Affiliates and Section 16 officers must be made in compliance with Edison International’s Insider Trading Policy.

If you have previously authorized automated account access, you may sell Plan shares by contacting the Plan Administrator by telephone or requesting the sale online at shareowneronline.com (see Questions 24 and 25). Certain limits may apply. In addition, the Plan Administrator, for any reason at its sole discretion and at any time, has the right to decline to process a telephone or online sale request and in its place require written submission of the sales request.

23.	Will I incur any expenses in connection with the sale of shares under the Plan?

The Plan Administrator charges a service fee and a broker commission. The Plan Administrator deducts these fees directly from the sale check or direct bank deposit.

Account Access

24.	May I execute transactions by telephone?

In order to conduct transactions by telephone, you will need to authorize automated access for your account and select a personal identification number for security purposes. Investors who do not currently participate in the Plan must use the Account Authorization Form to establish automated access. Current participants may establish automated access by completing the appropriate section of the Account Authorization Form. You may obtain these forms online at shareowneronline.com or from the Plan Administrator (see Question 4). After you have authorized automated access, you will be able to:

•	Change your dividend reinvestment option;

•	Change the dollar amount or terminate automatic withdrawals from your bank account; and

•	Sell all or a portion of your Plan shares if you have an account with a U.S. or Canadian financial institution.

25.	May I view my account information and execute transactions online?

The Plan Administrator maintains a website at shareowneronline.com that allows you to view your account balance, stock values, dividend information, reinvestment details and other helpful information. You may use online access to:

•	Enroll in the Plan;

•	Change your dividend reinvestment option;

•	Authorize, change or terminate automatic withdrawals from your bank account;

•

Sell all or a portion of your Plan shares, certain restrictions may apply. You must have an account with a U.S. or Canadian financial institution and, for joint accounts, you have previously authorized automated account access; and

•	Update your personal information.

26.	How do I establish online access?

To establish online access go to shareowneronline.com and follow the instructions provided. Participation in the Plan through the Plan Administrator’s online service is voluntary.

Stock Dividends, Splits and Rights Offerings

27.	What happens if Edison International issues a stock dividend, declares a stock split, or has a rights offering?

It is understood that any stock dividends or stock splits distributed by Edison International on common stock held by the Plan Administrator for the participant will be credited to the participant’s account. This will include all whole and fractional shares.

In the event that Edison International makes available to its shareowners any rights to subscribe for additional common stock, the rights to subscribe will be based on any shares held in and outside of the Plan. Any new shares distributed by Edison International resulting from the exercise of the rights will be issued directly to the participant.

Federal Income Tax Consequences

28.	What are the Federal income tax consequences of participating in the Plan?

You have the same federal income tax obligations with respect to your dividends as do holders of Common Stock who are not participating in the Plan. This means that cash dividends reinvested pursuant to the Plan will be taxable as having been received even though you do not actually receive them in cash.

As a general rule, the tax basis for shares or fractions of a share credited to you under the Plan will be equal to the amount paid for the shares. The holding period for shares credited to you under the Plan commences the day following the credit of the shares to your account.

Compliance with Emergency Economic Stabilization Act of 2008

The Plan qualifies as a Dividend Reinvestment Plans (DRP) under the meaning of Treasury Regulation 1.1012-1(e)(6)(i), which enables participants to use the ‘average basis method’ when determining the tax basis of any shares sold. As a result, in order to participate in the Plan, a participant must elect to reinvest a minimum of 10% of the dividends (if any) paid on shares held in the Plan.

This Plan assumes that each participant will use the first-in, first-out (FIFO) method when determining the tax basis of any shares sold. Participants may designate their preference for a different method of determining the tax basis of shares by identifying this preference in writing to the Plan Administrator. Participants may designate their preference for specific identification cost basis at any time or may designate their preference for the average basis method effective for sales occurring after the election. Federal tax regulations require the FIFO tax lot selection method after the average cost basis election has been made.

The foregoing description is only a summary of certain federal income tax consequences of participation in the Plan and does not purport to be a complete description of the federal income tax consequences you might experience. The description may be affected by future legislation, Internal Revenue Service rulings and regulations, or court decisions. You are advised to consult with your own tax advisor as to the application of the foregoing summary of federal income tax consequences to your own tax situation.

Foreign Shareholders

29.	What provision is made for foreign shareholders whose dividends are subject to income tax withholding?

A foreign person (nonresident alien individual or foreign entity) is subject to tax withholding at a 30% rate on the gross amount of certain payments of U.S. source income including dividends, unless the beneficial owner of the payment is entitled to a reduced rate of, or exemption from, withholding tax under an income tax treaty. Foreign Entity owned accounts may also be subject to 30% withholding on all applicable U.S. sourced income, including dividends, as required by the Foreign Account Tax Compliance Act (“FATCA”). Gross proceeds received from the sale, maturity or exchange of securities that can produce U.S. sourced dividends or interest will also be subject to potential FATCA withholding effective on January 1, 2019. Foreign persons should consult with their tax advisors or counsel as to which tax certification form they are required to provide and for more specific information regarding the withholding requirements under Chapters 3 and 4 (FATCA) of the U.S. Internal Revenue Code. In the case of those foreign shareholders whose dividends are subject to United States income tax withholding, an amount equal to the dividends, less the amount of tax required to be withheld, will be applied to the purchase of shares of Common Stock. The statement confirming purchases made for foreign participants will indicate the net dividend payment reinvested.

Optional cash payments received from foreign shareholders in the form of a check must be in U.S. dollars and drawn on a U.S. or Canadian financial institution and will be invested in the same manner as payments from other participants. Cash, money orders, traveler’s checks or third party checks are not accepted.

Voting of Shares

30.	How will shares held in my Plan account be voted at meetings of shareholders?

Participants in the Plan will receive voting materials and have the sole right to vote the common stock of Edison International represented by the shares held for them in the Plan. In the event the participant does not provide direction for voting, the Plan shares will not be voted.

The participant is encouraged to read the information carefully. Votes may be submitted online, by telephone or by returning the signed, dated proxy card. A participant’s shares will be voted in accordance with the most recent submitted instructions.

Safekeeping Services

31.	May I deposit certificated shares in my account?

You may deposit Common Stock certificates in your possession with the Plan Administrator for safekeeping. Deposited shares represented by Common Stock certificates will be credited to your Plan account. Thereafter, the shares will be treated in the same manner as shares purchased through the Plan.

You are responsible for maintaining your own records of the cost basis of certificated shares deposited with the Plan Administrator.

To use this service, you must send your certificates to the Plan Administrator, accompanied by the Transaction Request Form attached to your account statement. You should not endorse the certificates or complete the assignment section on the back of the certificates.

Because you bear the risk of loss when sending stock certificates through the mail, we recommend that you send them registered and insured for at least 5% of the current market value of the shares represented by the certificates.

32.	May my shares remain on deposit if my participation in the Plan is discontinued?

No. Upon withdrawal from the Plan, you must elect to receive your Plan shares in uncertificated form held in a direct registration account or in cash (see Question 18).

Fees and Expenses

33.	Will I incur any fees or expenses participating in the Plan?

Plan Participants will pay applicable service fees or expenses when purchasing newly issued shares either with reinvested dividends or optional cash payments. Plan participants will pay to the Plan Administrator brokerage commissions and service fees for shares purchased in the open market. If you terminate participation in the Plan and elect to have the Plan Administrator sell shares, you will pay a transaction charge plus brokerage commissions (see Question 23).

Investment Summary and Fees

Summary

Minimum cash investments
Minimum one-time initial purchase for new investors*	$1,000.00
* Or 10 minimum recurring automatic investments	$100.00
Minimum one-time optional cash purchase	$25.00
Minimum recurring automatic investments	$25.00
Maximum cash investments
Maximum monthly investment	$20,000.00
Dividend reinvestment options
Reinvest options	Full, Partial

Fees

Investment fees
Initial enrollment (new investors only)	$15.00
Dividend reinvestment	5%/$5.00 max	[1]
Check investment	$5.00	[1]
One-time automatic investment	$2.00	[1]
Recurring automatic investment	$3.50	[1]
Dividend purchase trading commission per share	$0.06	[1]
Optional cash purchase trading commission per share	$0.06	[1]
Sales fees
Batch Order	$15.00
Market Order	$25.00
Limit Order per transaction (Day/GTD/GTC)	$30.00
Stop Order	$30.00
Sale trading commission per share	$0.12
Direct deposit of sale proceeds	$5.00
Other fees
Certificate deposit	Company Paid
Returned check / Rejected automatic bank withdrawals	$35.00 per item
Prior year duplicate statements	$15.00 per year

[1]	Fee change will be effective on January 2, 2025; prior to that date, the Company will pay the fee.

Interpretation and Regulation

34.	Who interprets and regulates the Plan?

We reserve the right to interpret and regulate the Plan as we deem desirable or necessary.

We and the Plan Administrator cannot assure you of profits, or protect you against losses, on the shares purchased under the Plan.

You should be aware and are cautioned that neither the Plan nor this prospectus provides you with any guarantee regarding the frequency or amount of future dividends, which will continue to depend upon our future earnings, financial requirements and other factors, and the judgment of our board of directors.

Modification and Discontinuation of Plan

35.	May the Plan be modified or discontinued?

We reserve the right to suspend, modify or terminate the Plan at any time. Notification of any suspension, material modification or termination of the Plan will be sent to all affected participants in the Plan.

The Plan Administrator may terminate your participation in the Plan if you do not own at least one full share in your name or hold at least one full share through the Plan.

LIMITED LIABILITY

The Plan Administrator, its nominee and Edison International shall have no responsibility beyond the exercise of ordinary care for any action taken or omitted pursuant to the Plan, nor shall they have any duties, responsibilities or liabilities except such as are expressly set forth herein.

In administering the Plan, neither Edison International, the Plan Administrator nor any Independent Agent selected by the Plan Administrator shall be liable for any good faith act or omission to act, including, but not limited to any claim of liability (i) arising out of the failure to terminate a participant’s account upon such participant’s death prior to receipt of a notice in writing of such death, (ii) with respect to the prices or times at which common stock are purchased or sold, or (iii) as to the value of the common stock acquired for participants. Buying and selling common stock are subject to investment risk. The price may fall or rise during the period between a request for investment or sale, its receipt by the Plan Administrator, and the ultimate transaction in the open market. Any decision to purchase or sell securities through the Plan must be made by the participant based upon his or her own research and judgment. The price risk will be borne solely by the participant.

The Plan Administrator is acting solely as agent for Edison International and owes no duties, fiduciary or otherwise, to any other person by reason of this Plan, and no implied duties, fiduciary or otherwise, shall be read into this Plan. The Plan Administrator undertakes to perform such duties and only such duties as are expressly set forth herein, to be performed by it, and no implied covenants or obligations shall be read into this Plan against the Plan Administrator or Edison international.

In the absence of negligence or willful misconduct on its part, the Plan Administrator, whether acting directly or through agents or attorneys, shall not be liable for any action taken, suffered, or omitted or for any error of judgment made by it in the performance of its duties hereunder. In no event shall the Plan Administrator be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profit), even if the Plan Administrator has been advised of the likelihood of such loss or damage and regardless of the form of action.

The Plan Administrator shall: (i) not be required to and shall make no representations and have no responsibilities as to the validity, accuracy, value or genuineness of any signatures or endorsements, other than its own; and (ii) not be obligated to take any legal action hereunder that might, in its judgment, involve any expense or liability, unless it has been furnished with reasonable indemnity.

The Plan Administrator shall not be responsible or liable for any failure or delay in the performance of its obligations under this Plan arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities; computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental actions; it being understood that the Plan Administrator shall use reasonable efforts which are consistent with accepted practices in the stock investment plan industry to resume performance as soon as administratively possible under the circumstances.

The Plan Administrator is authorized to choose a broker, at its sole discretion to facilitate purchases and sales of Edison International common stock by Plan participants. The Plan Administrator will furnish the name of the registered broker utilized in share transactions within a reasonable time upon written request from the participant.

Edison International and the Plan Administrator may agree from time to time to amendments and modifications of the Plan.

The Plan Administrator may, for various reasons, require a transaction request to be submitted in writing. Contact the Plan Administrator to determine if a particular request, including any sales request, must be submitted in writing.

Any notice, instruction, request, election or direction that is required or permitted under the Plan shall become effective when received by the Plan Administrator. Such notice, instruction, request, election or direction shall be mailed to the address set forth in this prospectus.

Except as otherwise expressly provided herein, participants may not sell, pledge, hypothecate or otherwise assign or transfer the participant’s account any interest therein or any cash or shares credited to the participant’s account. No attempt at any such sale, pledge, hypothecation or other assignment or transfer shall be effective. Nothing herein shall affect a shareowner’s rights in respect to shares for which certificate(s) have been received.

The Plan Administrator may terminate the account at any time by notice in writing mailed to the participant.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to Edison International’s Annual Report on Form 10-K for the year ended December 31, 2023 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL OPINION

The validity of the Common Stock offered by this prospectus has been passed upon for us by Michael A. Henry, Assistant General Counsel and Assistant Corporate Secretary of Edison International. Mr. Henry is a salaried employee of Southern California Edison Company, which is a subsidiary of Edison International, and he earns stock-based compensation based on Edison International’s Common Stock.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

We file reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy these reports and proxy statements and other information at the Public Reference Room maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain further information on the operation of the Securities and Exchange Commission’s Public Reference Room by calling them at 1-800-SEC-0330.

The Securities and Exchange Commission also maintains a website that contains reports, proxy statements and other information about issuers, such as Edison International, that file electronically with the Securities and Exchange Commission. The address of that website is http://www.sec.gov.

You may also review reports, proxy statements and other information about Edison International online at www.edisoninvestor.coms. You may view and obtain copies of some of those reports and other information online at http://www.edison.com.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. You may obtain the full registration statement from the Securities and Exchange Commission or us, as indicated below. We filed forms or copies of our articles of incorporation and other documents establishing the terms of the Common Stock as exhibits to the registration statement. Statements in this prospectus about these documents are summaries. You should refer to the actual documents for a more complete description of the relevant matters.

Incorporation by Reference

The rules of the Securities and Exchange Commission allow us to “incorporate by reference” into this prospectus, which means we may disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be part of this prospectus, and later information we file with the Securities and Exchange Commission will automatically update and supersede the earlier information. This prospectus incorporates by reference the documents listed below that we have previously filed or may file in the future with the Securities and Exchange Commission. These documents contain important information about Edison International.

•	Our Annual Report on Form 10-K for the year ended December 31, 2023.

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2024.

•	Our Current Reports on Form 8-K filed April 25, June 28, 2024, and August 29.

•

The “Description of Registrant’s Securities to be Registered” on page 2 of our Registration Statement on Form 8-A filed November 22, 1996 and the “Description of Registrant’s Securities to be Registered” on pages 4-5 of the Registration Statement on Form 8-B filed by SCEcorp (the former name of Edison International) on May 20, 1988.

•

All additional documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this prospectus and the end of the offering of the securities described in this prospectus. Those documents include Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and proxy statements mailed to our shareholders.

Upon request, we will provide a copy of any of these filings without charge to each person to whom a copy of this prospectus has been delivered. You may request a copy of these filings by writing or calling us at:

Edison International

2244 Walnut Grove Avenue

P.O. Box 976

Rosemead, California 91770

Attention: Corporate Governance

Telephone (626) 302-6103

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following is a statement of estimated expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions.

1. Securities and Exchange Commission Registration Fee	$0
2. Printing, Engraving and Freight Expenses	$1,000
3. Accounting Fees and Expenses	$50,000
4. Miscellaneous	$0

Total	$51,000

Item 15. Indemnification of Directors and Officers.

Section 317 of the California Corporations Code provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any proceeding or action by reason of the fact that he or she is or was a director, officer, employee or other agent of such corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise. Section 317 also grants authority to a corporation to include in its articles of incorporation indemnification provisions in excess of that permitted in Section 317, subject to certain limitations.

Article Sixth of the Restated Articles of Incorporation of Edison International authorizes Edison International to provide indemnification of directors, officers, employees, and other agents through bylaw provisions, agreements with agents, votes of shareholders or disinterested directors, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code.

Article VI of the Amended Bylaws of Edison International contains provisions implementing the authority granted in Article Sixth of the Restated Articles of Incorporation. The Amended Bylaws provide for the indemnification of any director or officer of Edison International, or any person acting at the request of Edison International as a director, officer, employee or agent of another corporation or other enterprise, for any threatened, pending or completed action, suit or proceeding to the fullest extent permissible under California law and the Restated Articles of Incorporation of Edison International, subject to the terms of any agreement between Edison International and such a person; provided that, no such person shall be indemnified: (i) except to the extent that the aggregate of losses to be indemnified exceeds the amount of such losses for which the director or officer is paid pursuant to any directors’ or officers’ liability insurance policy maintained by Edison International; (ii) on account of any suit in which judgment is rendered for an accounting of profits made from the purchase or sale of securities of Edison International pursuant to Section 16(b) of the Securities Exchange Act of 1934 and amendments thereto or similar provisions of any federal, state or local statutory law; (iii) if a court of competent jurisdiction finally determines that the indemnification is unlawful; (iv) for acts or omissions involving intentional misconduct or knowing and culpable violation of law; (v) for acts or omissions that the director or officer believes to be contrary to the best interests of Edison International or its shareholders, or that involve the absence of good faith; (vi) for any transaction from which the director or officer derived an improper personal benefit; (vii) for acts or omissions that show a reckless disregard for the director’s or officer’s duty to Edison International or its shareholders in circumstances in which the director or officer was aware, or should have been aware, in the ordinary course of performing his or her duties, of a risk of serious injury to Edison International; (viii) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s or officer’s duties to Edison International or its shareholders; (ix) for costs, charges, expenses, liabilities and losses arising under Section 310 or 316 of the California Corporations Code; or (x) as to circumstances in which indemnity is expressly prohibited by Section 317 of the California Corporations Code.

The exclusions set forth in clauses (iv) through (ix) above shall apply only to indemnification with regard to any action brought by or in the right of Edison International for breach of duty to Edison International or its shareholders. The Amended Bylaws of Edison International also provide that Edison International shall indemnify any director or officer in connection with (a) a proceeding (or part thereof) initiated by him or her only if such proceeding (or part thereof) was authorized by the Board of Directors of Edison International or (b) a proceeding (or part thereof) other than a proceeding by or in the name of Edison International to procure a judgment in its favor, only if any settlement of such a proceeding is approved in writing by Edison International. Indemnification shall cover all costs, charges, expenses, liabilities and losses, including attorneys’ fees, judgments, fines, ERISA excise taxes, or penalties and amounts paid or to be paid in settlement, reasonably incurred or suffered by the director or officer.

Edison International has directors’ and officers’ liability insurance policies in force insuring directors and officers of Edison International and its subsidiaries. Edison International has also entered into written agreements with each of its directors incorporating the indemnification provisions of its Amended Bylaws.

Item 16. Exhibits.

See Exhibit Index.

Item 17. Undertakings.

The undersigned registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrants pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining liability of the registrant under the Securities Act of 1933 to any purchaser of the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities to the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser;

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrants’ annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions described in Item 15 above, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer, or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description

3.1	Restated Articles of Incorporation of Edison International, effective December 19, 2006 (File No. 1-9936, filed as Exhibit 3.1 to Edison International’s Form 10-K for the year ended December 31, 2006)*

3.2	Amended Bylaws of Edison International, as amended December 8, 2022 (File No. 1-9936, filed as Exhibit 3.1 to Edison International’s Form 8-K filed on December 9, 2022)*

5.1	Opinion of Michael A. Henry

23.1	Consent of PricewaterhouseCoopers LLP

24.1	Power of Attorney as to Edison International dated May 19, 2022 (File No. 333-258265 filed as Exhibit 24.1 to Edison International’s Post Effective Amendment to Form S-3 dated March 1 2023)*

*	Incorporated by reference pursuant to Rule 411.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Edison International certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3D and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rosemead, State of California on the 29th day of October 2024.

EDISON INTERNATIONAL

/s/ Kara G. Ryan
Kara G. Ryan
Vice President, Chief Accounting Officer and Controller

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
Principal Executive Officer:

/s/ Pedro J. Pizarro Pedro J. Pizarro	Director, President and Chief Executive Officer	October 29, 2024

Principal Financial Officer:

/s/ Maria Rigatti Maria Rigatti	Executive Vice President and Chief Financial Officer	October 29, 2024

Controller or Principal Accounting Officer:

/s/ Kara G. Ryan Kara G. Ryan	Vice President, Chief Accounting Officer and Controller	October 29, 2024

Board of Directors:

Jeanne M. Beliveau-Dunn*	Director	October 29, 2024
Michael C. Camuñez*	Director	October 29, 2024
Vanessa C.L. Chang*	Director	October 29, 2024
James T. Morris*	Director	October 29, 2024
Timothy T. O’Toole*	Director	October 29, 2024
Marcy L. Reed*	Director	October 29, 2024
Carey A. Smith*	Director	October 29, 2024
Linda G. Stuntz *	Director	October 29, 2024
Peter J. Taylor *	Director	October 29, 2024
Keith Trent*	Director	October 29, 2024

*By /s/ Brendan Bond
(Brendan Bond, Attorney-in-Fact)